================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            IMPERIAL PETROLEUM, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

                        Nevada                             95-3386019
                        ------                             ----------
             (State or other jurisdiction of           (I.R.S.Employer
              incorporation or organization)            Identification No.)


                             11600 German Pines Dr.
                            Evansville, Indiana 47725
                       -----------------------------------
                (Address of Principal Executive Office) (Zip Code)

                          Commission File No.: 000-9923

                           Various Compensation Plans
                                -----------------
                            (Full title of the plan)

                          Jeffery T. Wilson, President
                             11600 German Pines Dr.
                            Evansville, Indiana 47725
                        ---------------------------------
                     (Name and address of agent for service)

                                 (812) 867-1433
                          ----------------------------
          (Telephone number, including area code, of agent for service)
                                  -------------

                        CALCULATION OF REGISTRATION FEE
==============================================================================
Proposed Proposed Title of Amount Maximum Maximum Amount of Securities to to be Offering Price Aggregate Registration Be Registered Registered Per Share (1) Offering Price (1) Fee ---------------- --------- ---------- -----------------
------------  Common Stock,  750,000 $0.19 $142,500  $13.11 par value $.0001 per share
-----------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on May 19, 2003.
==============================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.     PLAN INFORMATION

     Pursuant to the Note to Part I of the Form S-8, the information required by
Part I is not filed with the Securities and Exchange Commission.


ITEM 2.     INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Registrant  will provide  without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Imperial Petroleum, Inc., 11600 German Pines Dr. Evansville, Indiana 47725,
(812) 867-1433.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
            -----------------------------------------------

          The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this prospectus by reference:

     1. Imperial Petroleum, Inc.'s Annual Report on Form 10-K for the year ended July, 31, 2002;

     2. Imperial Petroleum, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2003; and

     3. All reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act.

     All documents filed by Imperial Petroleum, Inc., pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

     We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Jeffery T. Wilson, President and CEO, Imperial Petroleum, Inc., 11600 German Pines Dr. Evansville, Indiana 47725, (812) 867-1433.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the time a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES
         -------------------------
Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
         --------------------------------------
None


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

     Nevada law provides that a director or an officer of a corporation will not be personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Nevada law provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. However, indemnification is not available to such person if (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

     The Nevada General Corporation Law provides that the foregoing provisions are not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company's bylaws provide that the Company is required to indemnify each director, officer and employee against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may become involved, by reason of being or having been a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, whether or not he is a director, officer, employee or agent at the time such expenses are incurred, unless he is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. In the event of a settlement, the Company will indemnify him only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Company.

     The Company's bylaws also permit the Company to obtain insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
         -----------------------------------
Not applicable


ITEM 8.  EXHIBITS.
         --------
3.1      Articles of Incorporation of the Company, as amended (1)
3.2      By-laws of the Company, as amended (1)
5.1      Opinion of Michael S. Krome, P.C. (2)
23.1     Consent of Briscoe, Burke & Grigsby LLP, Independent Auditor (2)
24.1     Consent of Michael S. Krome, P.C.(included in Exhibit 5.1)

      (1) Incorporated by reference from the Company's Amended Report on Form 10-K/1, filed with the Commission on January 11, 2003, and as amended thereafter, and incorporated herein by reference.
      (2)  Filed herewith

ITEM 9.  UNDERTAKINGS.

         The undersigned, the Company, hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");
            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
            PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
         (b) The undersigned the Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in City of Dallas, State of Texas on May 19, 2003.

                                          Imperial Petroleum, Inc.

                                          By:   /s/ Jeffery T. Wilson
                                          ------------------------------
                                          Jeffery T. Wilson

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffery T. Wilson, his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature                     Title                         Date
----------              -----                   ----
(1)  Principal Executives

/s/   Jeffery T. Wilson       President, CEO                May 19, 2003
-------------------
      Jeffery T. Wilson

(2)  Directors

/s/   Jeffery T. Wilson       Director                      May 19, 2003
------------------
      Jeffery T. Wilson

/s/   Annalee C. Wilson       Director                      May 19, 2003
------------------
      Annalee C. Wilson

/s/   Aaron M. Wilson         Director                      May 19, 2003
------------------
      Aaron M. Wilson

EXHIBIT INDEX

EXHIBIT NUMBER                      DESCRIPTION
-------                       -----------
3.3         Articles of Incorporation of the Company, as amended (1)
3.4         By-laws of the Company, as amended (1)
5.2         Opinion of Michael S. Krome, P.C. (2)
23.1        Consent of Briscoe, Burke & Grigsby LLP, Independent Auditor (2)
24.2        Consent of Michael S. Krome, P.C.(included in Exhibit 5.1)

      (1) Incorporated by reference from the Company's Amended Report on Form 10-K, filed with the Commission on January 11, 2003, and as amended thereafter, and incorporated herein by reference.
      (2)   Filed herewith

OPINION OF MICHAEL S. KROME
Exhibit 5.1



                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381


                                                May 19, 2003


Jeffery T. Wilson, President
Imperial Petroleum, Inc.
P.O. Box 7500 Dallas, TX 75209

Dear Sirs:

     You have requested an opinion with respect to certain matters in connection with the filing by Imperial Petroleum, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 750,000 shares, par value
$0.006 per share (the "Shares"), for issuance pursuant to the Consulting Agreement with Taghman Ventures, Ltd, solely owned by Gregory C. Smith.

     In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

     We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,


                                                Michael S. Krome

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR


                          BRISCOE, BURKE & GRIGSBY LLP




We consent to the incorporation by reference in the registration statement of Imperial Petroleum, Inc., (the "Company") on Form S-8, of our report dated December 11, 2002, on our audit of the consolidated financial statements of the Company as of July 31, 2002, and for each of the years in the three year period ended July 31, 2002, which report is included in the Company's Annual Report on Form 10-K.



/s/ Briscoe, Burke & Grigsby LLP
May 19, 2003

Exhibit 99.1

     CONSULTING AGREEMENT, dated the 8th of May, 2003, by and between Imperial petroleum Inc., a Nevada corporation having executive offices at 11600 German Pines, Evansville, IN 47725 (the "Company"), and Taghmen Ventures, Ltd. , (the "Consultant").

                              W I T N E S S E T H :

WHEREAS, the Consultant has considerable knowledge of and experience providing consulting services regarding the identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances and business acquisitions as well as product development (the "Business"); and WHEREAS, the Company desires to obtain the benefit of Consultant's special knowledge and experience regarding the identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances and business acquisitions as well as product development and in particular in connection with the acquisition and financing of the potential Hillside Oil & Gas , LLC. And assisting in the Company's efforts to obtain listing on the American Stock Exchange; and WHEREAS, the Company's management has determined that it would be in the best interest of the Company to make use of the Consultant's knowledge and experience; and

WHEREAS, Consultant desires to serve as consultant to the Company;

NOW,THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained the Company and the Consultant hereby agree as follows:

1. Term. The Company hereby engages Consultant to render the consulting services as hereinafter set forth, and Consultant hereby agrees to render such services for a period commencing the date hereof and terminating on November 31, 2003 (the "Term").

2. Consulting Services. The Company hereby retains the Consultant, and the Consultant agrees, to render consulting and advisory services to the Company during the Term hereof in connection with the Business, from time to time, and as the Chief Executive Officer of the Company may reasonably request. Consultant shall not be required to expend any minimum number of hours hereunder and the rendering of all consulting services shall be subject in priority to Consultant's own business interests.

3. Consulting Fees. In consideration for (i) the availability of Consultant to render the services, (ii) the services to be rendered by Consultant during the Term, and (iii) the other provisions of this Agreement, the Company shall promptly issue to the Consultant 750,000 shares of the Company's common stock, which shares shall be subject to an S-8 Registration.

4. Expenses. Upon submission of proper vouchers or other similar evidence of expenditures, the Company shall, upon request by Consultant, reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in connection with services requested and rendered hereunder. All expense items require the prior approval of the Company.

5. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when either served personally or two (2) business days after being sent priority next day delivery by a nationally recognized courier or three (3) business days after being mailed by certified or registered mail, return receipt requested; or to such address or to such persons as either party shall have last designated by written notice to the other.

6. Assignability. This Agreement shall inure to the benefit of and be binding upon the parties, their successors and permitted assigns. Neither party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other party.

7. Entire Agreement. This instrument constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and understandings, written or oral, among them with respect to the subject matter hereof. This Agreement may be modified only by a written instrument signed by the parties.

8. Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Nevada without giving effect to the conflicts or choice of law provisions thereof.

9. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



----------------------------------
By:  JEFFERY T. WILSON,  President



-----------------------------------
By:  Taghmen Ventrues, Ltd.